Exhibit 99.1
FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES UNAUDITED
SECOND QUARTER 2007 RESULTS
Company Declares Cash Dividend of $0.59 Per Share
HAMILTON, BERMUDA — July 24, 2007 — Arlington Tankers Ltd. (NYSE: ATB) today announced financial results for the second quarter and the six months ended June 30, 2007. For the quarter ended June 30, 2007, the Company’s total revenues were $17.8 million, consisting of $16.5 million in basic vessel charter hire and $1.3 million in additional charter hire that the Company received under its profit sharing arrangements.
On the basis of the second quarter results, Arlington’s Board of Directors has declared a cash dividend of $0.59 per share. The dividend is payable on August 6, 2007 to shareholders of record at the close of business on August 3, 2007.
Second Quarter Results
The additional charter hire earned during the second quarter of 2007 was derived from profit sharing arrangements under the time charters of the Company’s V-MAX, Panamax and Product vessels. Of the $1.3 million in additional charter hire, $545,000 was attributed to contractually guaranteed profit sharing for the two V-MAX vessels. The additional $751,000 was attributed to additional charter hire from the Company’s two Panamax tankers and the Company’s two Product tankers that are eligible to earn additional charter hire. For these four vessels, the average time charter equivalent rates under the Company’s profit sharing agreements over the preceding twelve months were in excess of contractual minimum levels.
The Company’s operating expenses during the second quarter of 2007, including depreciation costs of $3.8 million and administrative expenses of $614,000, were $9.4 million. The Company’s interest expense, net of interest income for the second quarter of 2007, was $3.2 million. This expense represents interest under the Company’s $229.5 million, secured credit facility with The Royal Bank of Scotland plc.

The Company’s net income for the second quarter of 2007 was increased by an unrealized gain of approximately $3.4 million, representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. As a result, the Company’s net income for the second quarter of 2007 was $8.5 million, or $0.55 per share. Excluding the effect of this unrealized gain, the Company’s net income for the second quarter of 2007 was $5.1 million, or $0.33 per share.
Business Update
All of Arlington’s eight vessels are currently trading on time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB. The charters have fixed terms that expire at various dates, with two vessels expiring in 2008, four vessels expiring in 2009, and two vessels expiring in 2010. All of the charter contracts also include options to extend the terms of the charters.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, the Company’s two Panamax tankers and two of the Company’s four Product tankers have the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. Tanker freight rates are volatile and additional charter hire for the Panamax and Product tankers is not guaranteed. The Company’s two V-MAX vessels also have the possibility of receiving additional hire from the time charterers through guaranteed profit sharing arrangements based on the current sub-charters with Sun International.
“We are very pleased with the additional charter hire revenue earned from profit sharing agreements in the second quarter of 2007. This represents the eleventh consecutive quarter of such revenue since operations commenced in 2004,” said Arthur L. Regan, President and Co-Chief Executive Officer of Arlington.
Dividend Policy
Arlington intends to pay quarterly cash dividends in amounts substantially equal to the charter hire revenues it receives, less cash expenses and any cash reserves established by the Company’s Board of Directors.
The Company is increasing its estimate of the amount of cash available for dividends for fiscal 2007 to approximately $2.23 per share from the Company’s prior estimate of $2.15 per share. The increase in the Company’s full year guidance reflects the additional hire revenues received through the second quarter of 2007, as well as the extension of the sub-charter for the Stena Vision by Sun International to within 30 days of July 31, 2008, allowing the Company to continue to earn guaranteed additional hire revenue for one of its V-MAX vessels through the middle of 2008.
The Company’s forward looking guidance for its cash dividends is based on the basic charter hire for all of the vessels and guaranteed additional hire from profit sharing arrangements for the Company’s V-MAX vessels while they are sub-chartered to Sun International. Since additional hire revenues from profit sharing arrangements are not guaranteed for the Company’s two Panamax tankers and the two Product tankers that are eligible for profit sharing, and from the profit sharing for Company’s V-MAX vessels after the scheduled expiration of the Sun International sub-charters, the Company does not provide any forward-looking estimate of additional hire related to these vessels in its guidance.

The Company expects to announce its next dividend on October 23, 2007 and to pay that dividend on or about November 5, 2007.
Use of Non-GAAP Financial Measures
This press release includes a presentation of a non-GAAP financial measure of net income excluding the effect of an unrealized gain or loss representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc., which effectively fixes the interest rate of the Company’s debt. The Company’s management believes that this non-GAAP financial measure provides useful information to investors because it excludes the effects of unrealized gains and losses, which are non-cash items that may change from quarter to quarter. Management believes that the unrealized gains and losses in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the Company’s results over multiple periods. The Company uses this non-GAAP financial measure internally to focus management on period-to-period changes in the Company’s core business.
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure and reconciles the non-GAAP financial measure described above to GAAP net income.
Arlington Tankers Ltd.
(In thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Net Income (GAAP)	$8,534	$7,723	$12,384	$16,552

Unrealized (gain) on interest rate swap	(3,408)	(2,956)	(2,331)	(7,137)

Net Income (non-GAAP)	$5,126	$4,767	$10,053	$9,415

Basic and diluted net income per share:

GAAP	$0.55	$0.50	$0.80	$1.07

Non-GAAP	$0.33	$0.31	$0.65	$0.61

Shares used in per share calculations:
Basic and diluted	15,500,000	15,500,000	15,500,000	15,500,000

About Arlington Tankers
Arlington Tankers Ltd. is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 3.7 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.
Contact:
Arlington Tankers Ltd.
Arthur Regan, President and Co-Chief Executive Officer, or
Edward Terino, Co-Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenue	$17,775	$17,259	$35,118	$34,503

Operating expenses:
Vessel operating expenses	5,014	4,526	9,965	9,248
Depreciation	3,819	3,967	7,595	7,944
Administrative expenses	614	713	1,142	1,454

Total operating expenses	9,447	9,206	18,702	18,646

Operating income	8,328	8,053	16,416	15,857

Other income (expenses):
Interest income	213	129	429	273
Interest expense	(3,415)	(3,415)	(6,792)	(6,715)

Unrealized gain on interest rate swap	3,408	2,956	2,331	7,137

Other income (expenses), net	206	(330)	(4,032)	695

Net income	$8,534	$7,723	$12,384	$16,552

Net income per basic and diluted share	$0.55	$0.50	$0.80	$1.07

Basic and diluted weighted average shares outstanding	15,500,000	15,500,000	15,500,000	15,500,000

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,794	$3,210
Short-term investments	12,400	13,000
Accounts receivable	751	979
Prepaid expenses and accrued income	222	208

Total current assets	17,167	17,397

Vessels, net	337,377	344,973
Deferred debt issuance costs	837	955
Fair value of interest rate swap	2,416	84

Total assets	$357,797	$363,409

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$857	$1,028
Unearned revenue	2,261	2,261

Total current liabilities	3,118	3,289

Interest rate swap agreement at fair value	—	—
Long term debt	229,500	229,500

Total liabilities	232,618	232,789

Shareholders’ equity	125,179	130,620

Total liabilities and shareholders’ equity	$357,797	$363,409